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EDITED TRANSCRIPT

PATK - Q1 2015 Patrick Industries Inc Earnings Call

EVENT DATE/TIME: APRIL 30, 2015 / 2:00PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Julie Ann Kotowski *Patrick Industries, Inc. - IR*

Todd Cleveland *Patrick Industries, Inc. - President, CEO*

Andy Nemeth *Patrick Industries, Inc. - CFO*

CONFERENCE CALL PARTICIPANTS

Daniel Moore *CJS Securities - Analyst*

PRESENTATION

Operator

Good morning, ladies and gentlemen and welcome to the Patrick Industries Inc. First Quarter 2015 Earnings Conference Call.

My name is Laura and I will be your operator for today's call. At this time all participants are in a listen-only mode. Following the prepared remarks we will conduct a question and answer session. Please note that this conference is being recorded.

I will now turn the call over to Julie Ann Kotowski, from Investor Relations.

Ms. Kotowski, you may begin.

Julie Ann Kotowski - *Patrick Industries, Inc. - IR*

Good morning, everyone and welcome to Patrick Industries' First Quarter 2015 Conference Call. I am Julie Ann Kotowski, Patrick's director of Investor Relations and I am joined on the call today by Todd Cleveland, president and CEO, and Andy Nemeth, CFO.

On the call this morning we are going to discuss our first quarter results and provide an update on our business outlook and the markets that we serve. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward looking statements under the Securities Laws.

As a result I must caution you that there are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from described in the forward-looking statements. These factors are identified in our press releases, our Form 10K for the year ended 2014, and in our other filings with the Securities and Exchange Commission.

Also please note that certain financial measures we may use on this call such as adjusted net income and the related diluted earnings per share amounts are non-GAAP measures. We undertake no obligation to update these statements after this call.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Thank you, Julie Ann. And thank you all for joining us on the call today.

This morning I would like to briefly discuss the company's first quarter results for the period ending March 29th, 2015 and then provide an update on the major markets we serve. Andy will then provide specific details on our financial performance. And I will conclude by providing an update on our business outlook.

The first quarter of 2015 marked the continuation of improved performance for the company with increased revenues, improved profitability and market share gains over the prior year.

Our revenues in the first quarter increased 31% over the prior year and we posted a 39% increase in our net income per diluted share in the first quarter of 2015 to $0.89 compared to $0.64 in 2014.

The overall revenue and market share growth we experienced in the first quarter was largely attributable to a solid start to 2015 in all three of the primary end markets we serve.

On the RV side of the business the first quarter was in line with our expectations. The strong start marked a continuation of strength in the order rates that we saw in the fourth quarter of 2014 that exceeded typical seasonal patterns matching the goals of the OEMs to level load their facilities during that timeframe and further mitigate the risk of potential weather and transportation delays in the first quarter of 2015 in anticipation of strong retail demand.

Overall, OEM and dealer sentiments in the RV industry remain positive and we remain bullish on the industry as a whole as we head into the height of the selling season.

As it relates to the correlation between retail inventories and overall production levels, industry reports indicate RV dealer inventory levels continue to be in line with expected retail demand with strong retail traffic on dealer lots and expected continued year over year growth.

Turning to the MH and industrial side of our business the MH industry began the first quarter with its strongest start since 2012 with shipments up approximately 15% in January and 10% in February. We estimate March shipments to be in line with February for an expected 10 to an 11% increase over the prior year in the first quarter.

We've gained market share and expect to continue to see month over month improvement in 2015 when compared to 2014.

On the industrial side of our business, residential housing starts were up approximately 4% from the 2014 first quarter, and our industrial sales were up 23% as a result of our continued market share penetration and a 12% increase in housing starts in the second quarter of 2014 based on our six to nine month lag in this industry.

The company's industrial revenues have increased significantly over the last several years, reflecting both acquisition and organic growth. Approximately 51% of our industrial revenue base was directly tied to the residential housing market in the first quarter of 2015, with the remaining 49% tied to the commercial side of the business mainly the retail fixture, and office and institutional furnishing markets.

While our sales mix in the residential side of the business shifted slightly in proportion to the commercial side, all of the industrial market segments experienced growth in the first quarter of 2015 with especially strong sales in our office furniture segment and a rebound in the retail fixture business.

On a macro-economic level as consumer confidence has generally tended higher over the last five years there has been a related consistent trend, year over year increase in RV shipments for the same time period. Strong demographic indicators point to a positive long-term outlook, not only an increasing number of baby boomers hitting retirement age, but as well a shift towards younger generational buying appetites.

While the MH industry has some hurdles in front of it related to financing, credit standards and slow job growth, we expect to see continued year over year improvement with limited risk in the near term and believe there is a potential for the market to grow at a much higher rate in the future, especially given historical trends when compared to residential housing starts and pent up demand in single-family housing.

Also, while we do not currently anticipate significant growth in this market in 2015 we do believe we are well positioned to capitalize on the upside potential of the MH market and are optimistic about the future of this industry, especially given the combination of our nationwide geographic footprint, available capacity in our current MH concentrated locations and our current content of excess of $1,700 per unit.

With growing single-family housing pent up demand and expanded overall economic conditions, as well as continued low interest rates we anticipate there will continue to be positive momentum driving housing industry growth in 2015 and into '16. And for the full-year 2015 and '16 the NAHB is projecting housing starts to increase in the neighborhood of 10% to 27% respectively versus the prior year periods.

As we previously announced in the fourth quarter call we completed our first acquisition of 2015 by acquiring Better Way Products, a $50 million manufacturer of a wide array of fiberglass components for the OEMs in the RV, marine and transit-vehicle industry. Better Way is performing in line with expectations and we are excited about the team and the expertise that it brings to the Patrick model.

In addition over the past three years we've acquired average annualized revenues of approximately $80 million per year, so the acquisition of Better Way provides us a nice start to 2015 when compared to the prior years, consistent with our balanced strategic plan and capital allocation strategy.

In 2014 we explored and evaluated approximately 17 different acquisition candidates with annualized revenues ranging in scale from approximately $2 million to over $270 million. We planned to continue on the same path in 2015 where we've already evaluated six acquisitions to date to further grow our business and widen our reach in both adjacent and potentially into untapped markets.

Our primary focus in the acquisition arena is still in the RV and industrial markets where we currently see the highest potential for growth. The acquisition pipeline continues to have opportunities that we are actively exploring and that are being brought to our attention as a buyer of choice in the marketplace in our core competencies.

Now I will turn the call over to Andy who will provide additional comments on our financial results.

Andy?

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Thanks, Todd, and welcome everyone.

I would like to review some highlights of our financial results for the first quarter 2015. Our net sales for the first quarter of 2015 increased $53 million, or 31% over the prior year period to $223 million, reflecting a combination of industry, organic and acquisition growth.

Specifically the acquisitions that we completed post first quarter 2014, namely Precision Painting Group, Foremost, PolyDyn3 and Charleston, and our most recent acquisition of Better Way in the first quarter of 2015, contributed approximately $38 million to our first-quarter 2015 increase in net sales.

Our RV revenue base which accounts for approximately 78% of first quarter sales was up approximately 35% in the first quarter of 2015 over the first quarter of 2014, reflecting an 8% increase in wholesale unit shipments during the quarter, coupled with continued organic and acquisition growth. Our RV unit content on a TTM basis grew 19%, from $1,364 per unit in 2014 to $1,629 per unit in 2015.

Our MH revenue base which accounts for approximately 12% of first quarter sales increased 18% for the quarter on estimated unit shipment improvements of approximately 11%.

Our content per unit continues to strengthen and show positive trending, as we are well positioned for improvement in this market sector when the MH industry begins to recover.

Our MH unit content on a TTM basis increased 8%, from $1,599 per unit in 2014 to an estimated $1,723 per unit in 2015, reflecting additional market share gains and penetration with our existing customer base.

Our industrial revenue base which accounts for the remaining 10% of first quarter sales was up approximately 23% in the first quarter of 2015, over the first quarter of 2014. We are excited about the opportunities that currently exist in the industrial space as we continue to benefit from the

positive momentum in residential housing and a slight shift in our sales mix towards the commercial side of the business, particularly in the retail fixture and office furniture segments.

During the first quarter of 2015 our gross margin declined slightly by 20 basis points to 15.8% from the 16.0% achieved in the first quarter of 2014, primarily reflecting the impact of lower gross margins on certain 2014 acquisitions when compared to historical consolidated gross margins, the integration of certain operations late in the year that are anticipated to be accretive in 2015, and as a result of additional direct ship distribution business picked up late in the year.

Operating expenses which were 8.9% of sales in the first quarter of 2015 decreased slightly from 9.0% in the prior period. Our overall warehouse and delivery expenses were down by 60 basis points due to reduced field costs and more efficient utilization in terms of our truckload capacities.

Partially offsetting the improvement in delivery expenses as a percentage of sales was increased amortization related to our acquisition activity over the past year, which contributed approximately 30 basis points quarter over quarter, and as we had previously mentioned, the impact of increased sales, salaried and administrative spending to support expected growth and incentive long-term compensation programs designed to retain key management and personnel.

Operating income increased $3.8 million or 32% in the first quarter of 2015 compared to the prior year. And operating margins increased 10 basis points from 6.9% in the first quarter of 2014 to 7.0% in the first quarter of 2015 primarily due to the factors previously described.

The acquisition of Better Way that we completed in early February of this year and the acquisitions we completed post-first quarter 2014 have enabled us to continue to drive content improvement and improved overall consolidated operating margins. And we expect these acquisitions in the aggregate to be accretive to net income per share for full year 2015.

As Todd previously mentioned our net income per diluted share in the first quarter of 2015 was $0.89 compared to $0.64 in the prior year.

I'm now going to briefly discuss our balance sheet and cash flows. Our total assets increased approximately $68 million from December 31, 2014, primarily reflecting overall growth in our business year over year, the full impact of acquisitions completed in 2014 and 2015, and the related working capital ramp-up in the first quarter and traditional seasonal trending in our legacy businesses.

In the first quarter of 2015 we used cash of approximately $3 million from operations primarily to meet working capital demands during the strong start to the year. We still expect improved operating cash flows on a full-year basis.

In terms of our debt since year-end 2014 our total debt increased by approximately $49 million, primarily reflecting the funding of the Better Way acquisition of approximately $40 million, stock repurchases of approximately $6 million, and capital expenditures in the first quarter of approximately $2 million.

Our leverage position relative to EBITDA remains well within our comfort level, and the unused availability under our credit facility as of the end of the first quarter 2015 was approximately $34 million, excluding the increased capacity afforded by our expanded credit facility which I will discuss shortly.

We expect to continue to maintain an appropriate leverage position consistent with our capital allocation strategy in order to optimize our resources, continue to grow the business and focus and execute on our strategic plan.

As we have discussed previously, our capital allocation strategy is centered around utilizing our capital resources, including targeted leveraged capacity to grow our business model. Our top priorities include acquisitions, investments in infrastructure and capital expenditures, maintaining an acceptable leverage position to provide maximum opportunity while managing downside risk and buying back our company stock at prices and volumes deemed appropriate by our Board of Directors and the management team.

In terms of our stock repurchase program, in the first quarter of 2015 we repurchased over 130,500 shares of our common stock at a total cost of approximately $6 million. Since the stock repurchase program began in February of 2013 through March 29, 2015 we have repurchased in the aggregate over 882,000 shares at an average price of $29.07 per share and a total cost of approximately $26 million. We may continue to repurchase shares from time to time in the open market based on market conditions and our pre-established guidelines as determined by management and our Board of Directors.

Additionally, to meet our current and projected operating needs, as well as to improve operating efficiencies, our total capital expenditures thus far in 2015 of approximately $2 million included the strategic replacement and upgrading of production equipment and maintenance expenditures at certain of our facilities and ERP related costs.

We will continue to invest in our infrastructure and flex our capital spending where necessary to align with our demand levels, and for full-year 2015 estimate our total capital expenditures to be approximately $8 million.

On that note we are very excited to announce that on April 28th we amended our existing credit agreement to expand our existing credit facility to $250 million and extend its maturity five years to 2020. The expanded credit facility which includes our three current banking partners, Wells Fargo, Fifth Third and Key Bank, and our new partners Bank of America and Lake City Bank is comprised of a $175 million revolving credit loan and a $75 million term loan.

This expanded credit facility updates the existing credit package that was originally established in 2012 with capacity at $80 million, and subsequently expanded in stages to $185 million. Our amended and restated credit agreement provides us with increased availability, liquidity and featured capacity, as well as a strong financial platform to support our long-term strategic initiatives, organic and acquisition related growth needs and our ongoing working capital requirements.

Finally, in support of our strategic initiatives and our long-term operational and financial outlook, on April 27th our Board of Directors declared a three for two stock split that is effective for shareholders of record as of May 15th, 2015 and will be payable on May 29th, 2015.

That completes my remarks. Todd?

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Thanks, Andy.

Overall as I previously noted we are pleased with the first quarter start of 2015 and are optimistic about the future of all three of the market sectors both in the short and long term. Our team continues to be focused on meeting any challenges we face head on with the goal of always striving to provide the highest level of customer service and high quality innovative products.

In terms of our business outlook for the remainder of 2015, our execution goals continue to be focused around our organizational strategic agenda and utilizing our capital allocation strategy to increase our top-line, both organically and through acquisition and generating improved operating income, net income, earnings per share and cash flow.

Finally, I would like to reiterate Andy's earlier comments that we are eagerly looking forward to the continuation of our valued partnership with our bank group, not only from a structure perspective, but from a growth perspective as each of our partners has additional capacity to support our growth needs into the foreseeable future.

In addition, I believe our upcoming stock split is a vote of confidence by our Board in the ability of the management team and all our team members to continue to execute on our strategic plan and take the company forward, and continue to provide shareholder value in the form of potential liquidity to the market.

This is the end of our prepared remarks. Thank you for your time today. We are now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question and answer session. (Operator Instructions)

And we have a question from Daniel Moore from CJS Securities. Daniel, your line is open.

Daniel Moore - *CJS Securities - Analyst*

Thank you and good morning.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Good morning.

Daniel Moore - *CJS Securities - Analyst*

Andy, I apologize if you've mentioned this but the content per RV was up 19%, once again very strong growth.

How much of that was acquired? Is it all acquired or was there some organic? And then as a follow-up, you know, you're now above $1,600 per RV. Given the areas and markets you play, you know, how much room for additional growth do you see over the coming years?

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Yes, Dan, as it relates to our content increase it's a combination of both acquisition and organics, so we're continuing to take market share, as well as certainly the acquisitions have been certainly important to increase content.

And then as it relates to content in the existing products that we have, we certainly see plenty of runway still to continue to take additional content in those product lines. And so, from our perspective, again, there is additional runway there, as well as new products as we continue to explore acquisitions.

Daniel Moore - *CJS Securities - Analyst*

Very good. And then looking at the manufactured housing side it appears to be picking up, albeit from a low base. In the last two to three years the majority of your acquisitions were RV focused.

You know, talk about where the opportunities lie going forward or are you looking more now at MH and industrial and other end market opportunities for acquisitions going forward?

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Sure, Dan, this is Andy again.

Primarily I would tell you that today we're still focused on the RV and the industrial space as it relates to the acquisition priorities. However, that doesn't preclude us from looking at any MH acquisitions. We did see a fairly strong start to the MH industry in the first quarter or the first two months.

And so, as that continues to, you know, as we hope that continues to grow, you know, certainly that opens up additional opportunities for us to go into that space. But at this point we are still prioritizing the RV and the industrial space.

Daniel Moore - *CJS Securities - Analyst*

Okay. And then just looking at the balance sheet the - you know, you have - given the expanded credit facility, still significant head room for further acquisitions, by our estimates leverage will be, probably down below two times, you know, based on 2015 EBITDA. Talk about your appetite for acquisitions, your comfortable moving back up to the two and a half to three times range temporarily.

And, you know, I think, Todd, you mentioned there was a, you know, even in one $250 million plus deal that you looked, you know, what's the sort of the top end of the range of the deals you'd be comfortable looking at, at this stage?

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Andy, why don't you take the first half of the question and I will talk a little bit from a comfort standpoint, from a - so you can take the leverage piece.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Sure. On the leverage you are correct. We expect to be below two times - or below two times at the end of the first quarter.

The credit facility definitely provides additional capacity for us to continue down the strategic plan. We put that in place to allow us to continue to do those normal, I would say, in the box acquisitions that we've done so far.

The largest scale acquisition is something that we would - we would look at with our partners, and as it fits in the facility and maybe even expanding the facility which is something that, again, we wanted to put in place, a bank group that has opportunity to expand beyond its current limits, and this bank group certainly has that. So it provides us a lot of flexibility to continue forward.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Yes, this is Todd. And it relates to the larger deals, you know, we've looked at two in the RV space last year and one outside the RV space. And I think really our appetite, and to kind of push the leverage boundaries are specific to, you know, the product lines that we see, the intellectual property that they bring to the table and just where we see the products going in the future, and what we can do with our relationships with our existing customer base and grow the business.

So, you know, I would say, as Andy mentioned we've got great support from our banking group through the process and, you know, I think, in those particular cases they'd be very supportive of helping us get to where we need to on a larger acquisition.

Daniel Moore - *CJS Securities - Analyst*

Okay. And lastly, Andy, you mentioned cash generation, obviously, it was a little light in Q1.

I think you said you expect growth, was that year over year, any color on the outlook for 2015 will be helpful.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Yes. We anticipate full year operating cash improvement. The first quarter was we saw a very strong launch to the first quarter, thus our working capital needs were pretty significant as well.

We put some pretty good drivers in place as it relates to driving inventory turns and continue to aggressively manage our inventory. So, you know, from my perspective we just - we had a strong start, we ramped up, but no concerns from our perspective as it relates to operating cash. We fully expect to increase operating cash flow year over year.

Daniel Moore - *CJS Securities - Analyst*

Okay. Thank you again.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Thank you.

Operator

(Operator Instructions)

All right and we have no further questions at this time. I would like to return the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - *Patrick Industries, Inc. - IR*

Thanks, Laura.

We appreciate everyone for being on the call today and we look forward to talking to you again at our Second Quarter 2015 Conference Call.

A replay of today's call will be archived on Patrick's website www.patrickind.com under Investor Relations.

And I'm going to turn the call back over to our operator Laura.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference. Thank you for participating and you may now disconnect.

Editor

COMPANY DISCLAIMER

This transcript contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability

of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.